UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2020

Independence Contract Drilling, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36590	37-1653648
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20475 State Highway 249, Suite 300 Houston, TX 77070
(Address of principal executive offices)

(281) 598-1230
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange where registered
Common Stock, $0.01 par value per share	ICD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On April 27, 2020, Independence Contract Drilling, Inc. (the “Company”) entered into an unsecured loan in the aggregate principal amount of $10.0 million (the “Loan”) with City Bank (the “Lender”) pursuant to the Paycheck Protection Program (the “PPP”), sponsored by the Small Business Administration (the “SBA”) as guarantor of loans under the PPP. The PPP is part of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), and it provides for loans to qualifying businesses in a maximum amount equal to the lesser of $10.0 million and 2.5 times the average monthly payroll expenses of the qualifying business. The proceeds of the loan may only be used for payroll costs, rent, utilities, mortgage interests, and interest on other pre-existing indebtedness (the “permissible purposes”).
The Loan, and interest accrued thereon, is forgivable, partially or in full, if certain conditions are met. The most significant of the conditions are:

•	only amounts expended for permissible purposes during the eight week period following April 28, 2020, the loan funding date (the “covered period”) are eligible for loan forgiveness;

•	of the total amount of expenditures for which forgiveness can be granted, at least 75% must be for payroll costs, or a proportionate reduction of the maximum loan forgiveness amount will occur; and

•	if there are reductions in headcount (or employee compensation is reduced by more than 25%) during the covered period, a further reduction of the maximum loan forgiveness amount will occur.
 The Loan is evidenced by a promissory note, dated as of April 27, 2020 (the “Note”), between the Company, as the borrower, and the Lender. The Note matures on April 27, 2022 and bears interest at a fixed rate of 1.0 percent per annum, payable in 17 monthly payments commencing on November 27, 2020.  The Loan may be prepaid at any time prior to maturity with no prepayment penalties. In order to obtain full or partial forgiveness of the Loan, the Company must request forgiveness and must provide satisfactory documentation in accordance with applicable SBA guidelines. The Company will be obligated to repay any portion of the principal amount of the Note that is not forgiven, together with interest accrued and accruing thereon at the rate set forth above, until such unforgiven portion is paid in full. The Company intends to use the Loan proceeds for only permissible purposes; however, the Company can provide no assurances that it will be eligible for forgiveness of the Loan, in whole or in part.
The application for these funds required the Company to certify, in good faith, that current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business, including whether the Company is a public company with substantial market value and access to capital markets. In making its certification, the Company considered numerous factors, including (i) current market and economic conditions, including the significant declines in worldwide oil demand and oil prices as a result of the COVID-19 pandemic, (ii) actions and communications from the Company’s customers that have caused and will cause the Company’s operating rig count to decrease dramatically to an estimated six rigs by the end of the second quarter of 2020 with potential further reductions based upon the Company’s declining contract backlog, (iii) whether the Company’s current sources of liquidity, comprised of cash and cash equivalents, availability under its revolving credit facility and accordion under its term loan facility, would be sufficient to finance its operations and required expenditures while industry and market conditions remain distressed, (iv) the Company’s status as a micro-cap public company with an average 30-trading day market capitalization of approximately $16 million as of the date of the Loan application, and (v) the Company’s belief, after inquiry, that capital markets were not reasonably available or open to the Company at such time for new issuances.
The foregoing summary is only a summary of certain provisions of the Note and is qualified in its entirety by the full text of the Note, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2020.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Reference is made to the disclosure under Item 1.01 above which is hereby incorporated in this Item 2.03 by reference. Upon a default under the Note, including the non-payment of principal or interest, the obligations of the Company under the Note may be accelerated and the Lender may pursue its rights under the Uniform Commercial Code and any other applicable law or in equity.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Contract Drilling, Inc.

Date: May 01, 2020	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary